This filing is made pursuant
to rule 424(b)(3) under
the Securities Act of
1933 in connection with
Registration No. 333-52484

SUPPLEMENT DATED JANUARY 10, 2003 TO
POST-EFFECTIVE AMENDMENT NO. 2 DATED JULY 16, 2002

Date of Release	11/8/2002	12/5/2002	1/7/2003
Month Addressed	Oct – 2002	Nov – 2002	Dec – 2002
Raised during month	$13,250,000	$9,460,000	$9,900,000
Total raised in Vestin Fund II	$293,291,000	$302,750,000	$312,000,000
Number of mortgage loans	73	68	74
Total amount of loans	$277,800,000	$280,000,000	$296,000,000
Average maturity	12 Months	12 Months	12 Months
Number of unit holders	4,075	4,210	4,350
Monthly distribution rate*	11.76%	11.77%	11.77%

*	weighted average annual rate